Exhibit 99.1

B&G Foods Reports Financial Results for First Quarter 2023

Parsippany, N.J., May 4, 2023—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2023.

Summary

	First Quarter of 2023
(In millions, except per share data)		Change vs.
	Amount	Q1 2022
Net Sales	$511.8	(3.9)%
Base Business Net Sales [1]	$511.4	(1.2)%
Diluted EPS	$0.05	(85.3)%
Adj. Diluted EPS [1]	$0.27	(6.9)%
Net Income	$3.4	(85.6)%
Adj. Net Income [1]	$19.1	(3.9)%
Adj. EBITDA [1]	$82.4	12.9%

Guidance Reaffirmed for Full Year Fiscal 2023

●	Net sales reaffirmed at a range of $2.13 billion to $2.17 billion.
●	Adjusted EBITDA reaffirmed at a range of $310 million to $330 million.
●	Adjusted diluted earnings per share reaffirmed at a range of $0.95 to $1.15.

Commenting on the results, Casey Keller, President and Chief Executive Officer of B&G Foods, stated, “First quarter results demonstrated continued pricing recovery against inflationary costs, with both adjusted gross margin and adjusted EBITDA margin significantly above the first quarter of last year. Base business net sales (which excludes net sales from the recently divested Back to Nature brand) were slightly below last year’s elevated demand from Omicron partial lockdowns, but up 3.8% on a two-year comparison from the first quarter of 2021. We have largely executed pricing actions to cover current inflation, and are starting to realize some reductions in key soybean and other commodities.”

Financial Results for the First Quarter of 2023

Net sales for the first quarter of 2023 decreased $20.6 million, or 3.9%, to $511.8 million from $532.4 million for the first quarter of 2022. The decrease was primarily attributable to the Back to Nature divestiture, partially offset by the Yuma acquisition. Net sales of Back to Nature, which the Company divested on January 3, 2023, and therefore not part of the Company’s fiscal 2023 results, were $14.4 million during the first quarter of 2022. Net sales from the Yuma acquisition, which was completed on May 5, 2022 and therefore not part of the Company’s first quarter of 2022 results, contributed $0.4 million to the Company’s net sales for the first quarter of 2023.

Base business net sales for the first quarter of 2023 decreased $6.4 million, or 1.2%, to $511.4 million from $517.8 million for the first quarter of 2022. The decrease in base business net sales was driven by a decrease in unit volume of $67.5 million and the negative impact of foreign currency of $2.1 million, largely offset by increases in net pricing and the impact of product mix of $63.2 million, or 12.2% of base business net sales.

Net sales of the Company’s spices & seasonings2 increased $8.4 million, or 9.6%; net sales of Clabber Girl increased $6.5 million, or 31.0%; and net sales of Maple Grove Farms increased $0.6 million, or 2.7%, in the first quarter of 2023 as compared to the first quarter of 2022. Net sales of Green Giant (including Le Sueur) decreased $9.9 million, or 7.3%; net sales of Crisco decreased $6.7 million, or 8.4%; net sales of Ortega decreased $4.2 million, or 9.7%; and net sales of Cream of Wheat decreased $0.4 million, or 1.7%, in the first quarter of 2023, as compared to the first quarter of 2022. Base business net sales of all other brands in the aggregate decreased $0.7 million, or 0.8%, for the first quarter of 2023, as compared to the first quarter of 2022.

Gross profit was $114.2 million for the first quarter of 2023, or 22.3% of net sales. Excluding the negative impact of $0.7 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the first quarter of 2023, the Company’s gross profit would have been $114.9 million, or 22.4% of net sales. Gross profit was $101.3 million for the first quarter of 2022, or 19.0% of net sales. Excluding the negative impact of $2.1 million of acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold during the first quarter of 2022, the Company’s gross profit would have been $103.4 million, or 19.4%.

During fiscal 2022, the Company’s gross profit was negatively impacted by higher than expected input cost inflation, including materially increased costs for raw materials and transportation. The Company expects input cost inflation will continue to have a significant industry-wide impact during the remainder of fiscal 2023. The Company has been attempting to mitigate the impact of inflation on its gross profit by locking in prices through short-term supply contracts and advance commodities purchase agreements and by implementing cost saving measures. The Company also announced several rounds of list price increases in 2021, 2022 and during the first quarter of 2023. However, the effective date of increases in the prices the Company charges its customers generally lag behind rising input costs. As such, the Company did not fully offset the incremental costs that it faced in fiscal 2022. However, during the fourth quarter of 2022, the Company began to more fully realize the benefits of previously announced list price increases. This trend continued during the first quarter of 2023, with the impact of previously announced list price increases the primary driver of a recovery in gross profit, which as described above, increased during the first quarter of 2023 as compared to the first quarter of 2022.

Selling, general and administrative expenses decreased $0.1 million, or 0.2%, to $46.7 million for the first quarter of 2023 from $46.8 million for the first quarter of 2022. The decrease was composed of decreases in warehousing expenses of $1.7 million, selling expenses of $1.1 million and consumer marketing expenses of $0.1 million, largely offset by increases in general and administrative expenses of $2.3 million and acquisition/divestiture-related and non-recurring expenses of $0.5 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.3 percentage points to 9.1% for the first quarter of 2023, as compared to 8.8% for the first quarter of 2022.

Net interest expense increased $12.6 million, or 47.1%, to $39.4 million for the first quarter of 2023 from $26.8 million for the first quarter of 2022. The increase was primarily attributable to higher interest rates on the Company’s variable rate borrowings, as well as the accelerated amortization of deferred debt financing costs relating to the prepayments described below, partially offset by a reduction in average long-term debt outstanding. The reduction in average long-term debt outstanding in the first quarter of 2023 as compared to the first quarter of 2022 resulted primarily from the Company’s use of $50.0 million of the gross proceeds of the Back to Nature divestiture and an additional $71.0 million of cash on hand to make aggregate prepayments of $121.0 million principal amount of term loans during the first quarter of 2023, partially offset by an increase in average revolver borrowings outstanding of approximately $77.7 million.

The Company’s net income was $3.4 million, or $0.05 per diluted share, for the first quarter of 2023, compared to net income of $23.7 million, or $0.34 per diluted share, for the first quarter of 2022. Net income and diluted earnings per share for the first quarter of 2023 were negatively impacted by the net negative impact on income tax expense of $14.7 million, or $0.21 per share, resulting from the Back to Nature divestiture. The Company’s adjusted net income for the first quarter of 2023 was $19.1 million, or $0.27 per adjusted diluted share, compared to adjusted net income of $19.9 million, or $0.29 per adjusted diluted share, for the first quarter of 2022.

For the first quarter of 2023, adjusted EBITDA was $82.4 million, an increase of $9.4 million, or 12.9%, compared to $73.0 million for the first quarter of 2022. The increase in adjusted EBITDA was primarily attributable to the improvement in gross profit described above. Adjusted EBITDA as a percentage of net sales was 16.1% for the first quarter of 2023, compared to 13.7% for the first quarter of 2022.

Full Year Fiscal 2023 Guidance

B&G Foods reaffirmed its net sales guidance for fiscal 2023 at a range of $2.13 billion to $2.17 billion, reaffirmed its adjusted EBITDA guidance at a range of $310 million to $330 million, and reaffirmed its adjusted diluted earnings per share guidance at a range of $0.95 to $1.15.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets); loss on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; non-recurring expenses, gains and losses; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, May 4, 2023 to discuss first quarter 2023 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, and depreciation and amortization) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets), loss on extinguishment of debt, impairment of assets held for sale, and non-recurring expenses, gains and losses) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities, is included below for the first quarter of 2023 and 2022, along with the components of EBITDA and adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

End Notes

1	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
2	Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Dash and Ac’cent, and spices & seasonings products launched by the Company and sold under license.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including B&G, B&M, Bear Creek, Cream of Wheat, Crisco, Dash, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA, adjusted diluted earnings per share, inflation and commodity prices, and the Company’s overall expectations for the remainder of fiscal 2023 and beyond. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for and/or decreases in supply of the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; the impact pandemics or disease outbreaks, such as the COVID-19 pandemic, may have on the Company’s business, including among other things, the Company’s supply chain, manufacturing operations or workforce and customer and consumer demand for the Company’s products; the Company’s ability to recruit and retain senior management and a highly skilled and diverse workforce at the Company’s corporate offices, manufacturing facilities and other locations despite a very tight labor market and changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the Infrastructure Investment and Jobs Act, U.S. Tax Cuts and Jobs Act and the U.S. CARES Act, and future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident, other disruption or data leak; the Company’s ability to successfully implement the Company’s sustainability initiatives and achieve the Company’s sustainability goals, and changes to environmental laws and regulations; and other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products; competitors’ pricing practices and promotional spending levels; fluctuations in the level of the Company’s customers’ inventories and credit and other business risks related to the Company’s customers operating in a challenging economic and competitive environment; and the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of the Company’s third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt the Company’s supply of raw materials or certain finished goods products or injure the Company’s reputation. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	April 1,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$35,898	$45,442
Trade accounts receivable, net	162,441	150,019
Inventories	700,882	726,468
Assets held for sale	—	51,314
Prepaid expenses and other current assets	32,425	37,550
Income tax receivable	5,200	8,024
Total current assets	936,846	1,018,817

Property, plant and equipment, net	311,784	317,587
Operating lease right-of-use assets	68,240	65,809
Finance lease right-of-use assets	2,626	2,891
Goodwill	619,256	619,241
Other intangible assets, net	1,782,952	1,788,157
Other assets	20,790	19,088
Deferred income taxes	9,949	10,019
Total assets	$3,752,443	$3,841,609

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$131,316	$127,809
Accrued expenses	67,797	64,137
Current portion of operating lease liabilities	15,664	14,616
Current portion of finance lease liabilities	1,051	1,046
Current portion of long-term debt	—	50,000
Income tax payable	1,136	309
Dividends payable	13,720	13,617
Total current liabilities	230,684	271,534

Long-term debt, net of current portion	2,281,464	2,339,049
Deferred income taxes	302,870	288,712
Long-term operating lease liabilities, net of current portion	52,966	51,727
Long-term finance lease liabilities, net of current portion	1,530	1,795
Other liabilities	21,110	20,626
Total liabilities	2,890,624	2,973,443

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 72,211,800 and 71,668,144 shares issued and outstanding as of April 1, 2023 and December 31, 2022, respectively	722	717
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(4,189)	(9,349)
Retained earnings	865,286	876,798
Total stockholders’ equity	861,819	868,166
Total liabilities and stockholders’ equity	$3,752,443	$3,841,609

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 1,	April 2,
	2023	2022
Net sales	$511,814	$532,407
Cost of goods sold	397,578	431,119
Gross profit	114,236	101,288

Operating (income) and expenses:
Selling, general and administrative expenses	46,729	46,840
Amortization expense	5,241	5,223
Loss (gain) on sales of assets	85	(7,099)
Operating income	62,181	56,324

Other (income) and expenses:
Interest expense, net	39,435	26,802
Other income	(921)	(1,839)
Income before income tax expense	23,667	31,361
Income tax expense	20,252	7,705
Net income	$3,415	$23,656

Weighted average shares outstanding:
Basic	71,779	68,630
Diluted	71,795	69,017

Earnings per share:
Basic	$0.05	$0.34
Diluted	$0.05	$0.34

Cash dividends declared per share	$0.190	$0.475

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(In thousands)

(Unaudited)

	First Quarter Ended
	April 1,	April 2,
	2023	2022
Net income	$3,415	$23,656
Income tax expense	20,252	7,705
Interest expense, net	39,435	26,802
Depreciation and amortization	18,018	19,825
EBITDA(1)	81,120	77,988
Acquisition/divestiture-related and non-recurring expenses (income)(2)	1,160	(87)
Loss (gain) on sales of assets, net of facility closure costs(3)	85	(4,928)
Adjusted EBITDA(1)	$82,365	$72,973

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

(In thousands)

(Unaudited)

	First Quarter Ended
	April 1,	April 2,
	2023	2022
Net cash provided by operating activities	$69,527	$25,231
Income tax expense	20,252	7,705
Interest expense, net	39,435	26,802
(Loss) gain on sales of assets(3)	(93)	7,113
Deferred income taxes	(15,019)	(2,913)
Amortization of deferred debt financing costs and bond discount/premium	(3,648)	(1,169)
Share-based compensation expense	(927)	(1,090)
Changes in assets and liabilities, net of effects of business combinations	(28,407)	16,309
EBITDA(1)	81,120	77,988
Acquisition/divestiture-related and non-recurring expenses (income)(2)	1,160	(87)
Loss (gain) on sales of assets, net of facility closure costs(3)	85	(4,928)
Adjusted EBITDA(1)	$82,365	$72,973

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted Earnings per Share

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	April 1,	April 2,
	2023	2022
Net income	$3,415	$23,656
Acquisition/divestiture-related and non-recurring expenses (income)(2)	1,160	(87)
Loss (gain) on sales of assets, net of facility closure costs(3)	85	(4,928)
Tax adjustment(4)	14,736	—
Tax effects of non-GAAP adjustments(5)	(305)	1,229
Adjusted net income	$19,091	$19,870
Adjusted diluted earnings per share	$0.27	$0.29

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, and depreciation and amortization. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of certain assets); loss on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; and non-recurring expenses, gains and losses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(2)	Acquisition/divestiture-related and non-recurring expenses for the first quarter of 2023 of $1.2 million (or $0.9 million, net of tax), primarily includes acquisition and integration expenses for the acquisition of the frozen vegetable manufacturing operations of Growers Express, LLC, which was completed on May 5, 2022 (which the Company refers to as the “Yuma acquisition”) and the Crisco acquisition, and divestiture-related expenses for the Back to Nature divestiture.
(3)	During the first quarter of 2023, the Company completed the Back to Nature divestiture and recorded a loss on the sale of $0.1 million. During the first quarter of 2022, the Company completed the closure and sale of its Portland, Maine manufacturing facility. The Company recorded a gain on the sale of the Portland property, plant and equipment of $7.1 million during the first quarter of 2022. The positive impact during the quarter of the gain on sale was partially offset by approximately $2.2 million of expenses incurred during the quarter relating to the closure of the facility and the transfer of manufacturing operations, resulting in a net benefit of $4.9 million (or $3.7 million, net of tax) from the gain on sale.
(4)	As a result of the Back to Nature divestiture, the Company incurred a capital loss for tax purposes, for which the Company recorded a deferred tax asset during the first quarter of 2023. A valuation allowance has been recorded against this deferred tax asset, which negatively impacted the Company’s first quarter of 2023 income tax expense by $14.7 million, or $0.21 per share.
(5)	Represents the tax effects of the non-GAAP adjustments listed above, assuming a tax rate of 24.5%.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Sales to Base Business Net Sales(1)

(In thousands)

(Unaudited)

	First Quarter Ended
	April 1,	April 2,
	2023	2022
Net sales	$511,814	$532,407
Net sales from acquisitions(2)	(427)	—
Net sales from discontinued or divested brands(3)	30	(14,640)
Base business net sales	$511,417	$517,767

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued or divested brands. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	Reflects net sales from the Yuma acquisition, for which there is no comparable period of net sales during the first quarter of 2022. The Yuma acquisition was completed on May 5, 2022.
(3)	For the first quarter of 2022, reflects net sales of the Back to Nature brand, which was sold on January 3, 2023, and net sales of the SnackWell’s and Farmwise brands, which have been discontinued. For the first quarter of 2023, reflects a net credit paid to customers relating to the discontinued brands.